Exhibit 99.1

Edge Therapeutics Provides Update following Interim Analysis of Phase 3 NEWTON 2 Study of EG-1962 in Aneurysmal Subarachnoid Hemorrhage

Study Unlikely To Achieve Primary Efficacy Endpoint; DMC Recommends Discontinuation of Study
No Unexpected Safety Findings

Edge To Reduce Costs and Evaluate Next Steps

Edge To Host Conference Call on Wednesday, March 28, 2018 at 9:00 am ET

BERKELEY HEIGHTS, N.J., Mar. 28, 2018 –Edge Therapeutics, Inc. (Nasdaq:EDGE) today announced that a pre-specified interim analysis performed on data from the Day 90 visit of the first 210 subjects randomized and treated in the Phase 3 NEWTON 2 study of EG-1962 in adults with aneurysmal subarachnoid hemorrhage (aSAH) demonstrated a low probability of achieving a statistically-significant difference compared to the standard of care in the study’s primary endpoint, if the study is fully enrolled.

The independent Data Monitoring Committee (DMC) recommended that the study be stopped based on its conclusion that the study has a low probability of meeting its primary endpoint. Favorable outcome was defined as a score of 6 to 8 on the extended Glasgow Outcome Scale, or GOSE, at Day 90. The DMC also reported that there were no safety concerns attributed to EG-1962.

Based on the DMC recommendation, Edge has decided to discontinue the NEWTON 2 study and has taken steps to notify health authorities and clinical investigators participating in the study. Edge will perform analyses of the cumulative unblinded data from the NEWTON 2 study to better understand the basis for this outcome.

“We are very disappointed that the NEWTON 2 study did not demonstrate evidence of improved outcomes with EG-1962, given the positive findings demonstrated on this measure in our randomized, open-label Phase 1/2 NEWTON study of EG-1962 in a similar patient population,” said Brian A. Leuthner, Edge’s President and Chief Executive Officer.

“We are grateful for the support and commitment from the participating patients, their families, study investigators and their teams, and the aSAH community,” said Dr. R. Loch Macdonald, Edge’s Chief Scientific Officer.

Edge will assess the next steps for the company, but anticipates in the near term reducing the scope of its operations, including the size of its workforce, in order to preserve its cash resources, which were $88.1 million as of December 31, 2017.

Conference Call Details

Edge will host a conference call and webcast today, Wednesday, March 28, 2018 at 9:00 am Eastern time to discuss the information contained in this press release. Please dial (877) 388-5691, or (562) 350-0788 for international callers, and reference conference ID 7056209 approximately 15 minutes prior to the call. A replay of the call may be accessed through April 4, 2018 on the investor section of Edge’s website or by dialing (855) 859-2056, or (404) 537-3406 for international callers, and referencing conference ID 7056209. A live webcast of the conference call will be available on the investor relations section of Edge’s website at www.edgetherapeutics.com.

About the NEWTON 2 Study

The Phase 3 NEWTON 2 study compared the efficacy and safety of EG-1962 (nimodipine microparticles) to standard of care oral nimodipine in adult patients with aneurysmal subarachnoid hemorrhage (aSAH). Patients in the experimental arm received a single 600 mg intraventricular injection of EG-1962 plus placebo capsules or tablets administered for up to 21 days. Patients in the active comparator arm received a single dose of intraventricular normal saline and up to 21 days of oral nimodipine capsules or tablets. The primary outcome measure was the proportion of patients with a favorable outcome of 6 to 8 on the Extended Glasgow Outcome Scale (GOSE) at the Day 90 visit. Additional measures were neurocognitive outcome at Day 90 assessed by the Montreal Cognitive Assessment (MoCA), safety (including delayed cerebral infarction at day 30) and health economic endpoints.

About EG-1962

EG-1962 is a novel polymeric microparticle containing nimodipine suspended in a diluent of sodium hyaluronate designed to be administered through an external ventricular drain (EVD). EG-1962 utilizes Edge’s proprietary Precisa™ development platform and was designed to improve patient outcomes following aSAH. EG-1962 has been granted Fast Track designation by the U.S. Food and Drug Administration (FDA), and orphan drug designation by the FDA and the European Commission.

About Edge Therapeutics, Inc.

Edge Therapeutics, Inc. is a clinical-stage biotechnology company that discovers, develops and seeks to commercialize novel, hospital-based therapies capable of transforming treatment paradigms for the management of acute, life-threatening conditions. For additional information about Edge, please visit www.edgetherapeutics.com.

Forward-Looking Statements

This press release and any statements of representatives of Edge Therapeutics, Inc. related thereto that are not historical in nature contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, without limitation, statements with respect to Edge’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “seeks,” “intends,” “plans,” “potential” or similar expressions, including statements with respect to the potential effects of its products and plans to assess and undertake next steps for the company. These statements are based upon the current beliefs and expectations of Edge’s management and are subject to significant risks and uncertainties. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various risk factors (many of which are beyond Edge’s control) as described under the heading “Risk Factors” in Edge’s filings with the United States Securities and Exchange Commission.

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Investor and Media Contact:
Gregory Gin
Edge Therapeutics, Inc.
Tel: 1-800-208 EDGE (3343)
Email: ggin@edgetherapeutics.com